Exhibit 10.1

PURADYN FILTER TECHNOLOGIES INCOPRORATED

2017 HIGH RIDGE ROAD

BOYNTON BEACH, FLORIDA  33426

May 18, 2018

Mr. Edward S. Vittoria

___________________

___________________

Re:

Puradyn Filter Technologies Incorporated, a Delaware corporation (the “Corporation”)

Dear Ed:

This letter agreement will set forth the terms and conditions we have agreed to with respect to your employment by the Corporation:

1.

You have agreed to accept employment with the Corporation in accordance with this letter agreement for an initial term ending May 31, 2019.  You have agreed to devote substantially all of your business time and attention to the business and operations of the Corporation.  The initial term of your employment may be extended by mutual agreement of you and the Corporation’s Board of Directors upon terms and conditions to be mutually agreed upon by you and the Corporation’s Board of Directors prior to the expiration of such initial term;

2.

You will be appointed the Corporation’s Chief Executive Officer.  As Chief Executive Officer, you shall have general executive operating supervision over the property, business and affairs of the Corporation, subject to the guidelines and direction of the Board of Directors of the Corporation;

3.

Upon such appointment, you will also be appointed to the Board of Directors, to serve in accordance with applicable Delaware law.  So long as you are serving as the Corporation’s Chief Executive Officer, the Board of Directors shall nominate you for election to the Board of Directors;

4.

The Corporation has agreed to pay you the following compensation:

a.

an annual base salary of $200,000, payable in accordance with our normal payroll practices;

b.

an annual cash bonus to be awarded by the Corporation’s Board of Directors in January in a minimum amount of $50,000; and

c.

a grant of options to purchase 6,500,000 shares of the Corporation’s common stock, vesting one-third in arrears, at an exercise price equal to fair market value on the date of grant pursuant to the terms an conditions of the Corporation’s 2018 Equity Compensation Plan.

5.

You will be entitled to participate in all benefit programs of the Corporation currently existing or hereafter made available to executive and/or salaried employees including, but not limited to, stock option plans, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability, and other fringe benefits.  You will further be entitled to such amount of annual vacation consistent with your position and length of service to the Corporation, which such amount shall not be less than 20 days annually.  Finally, you will be entitled to receive proper reimbursement for all reasonable, out of-pocket expenses incurred by you (in accordance with the policies and procedures established by the Corporation) in performing services hereunder, provided you properly accounts therefor.

If the foregoing accurately sets forth the terms and conditions we have agreed to, please countersign this letter agreement in the space provided below.

Sincerely,

/s/ Joseph V. Vittoria
Joseph V. Vittoria
Chief Executive Officer and Chairman of the Board

The foregoing is agreed to this 18th day May, 2018.

/s/ Edward S. Vittoria

Edward S. Vittoria